SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [  ]

   Check the appropriate box:
   [  ] Preliminary Proxy Statement             [  ] Confidential, for Use of
                                                     the Commission Only
   [  ] Definitive Proxy Statement                   (as permitted by Rule
                                                     14a-6(e)(2))
   [X]  Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section  240.14a-11(c) or Section
        240.14a-12

                               WPL HOLDINGS, INC.
                (Name of Registrant as Specified in its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [  ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.

   [  ] $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)   Title of each class of securities to which transaction applies:


        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)   Amount Previously Paid:  $500,063

        2) Form, Schedule or Registration Statement No.: Preliminary proxy materials of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company, Joint Registration Statement on
             Form S-4 of WPL Holdings, Inc. and Interstate Power Company (Registration No. 333-07931) and Joint Registration Statement on Form S-4 of WPL Holdings, Inc. and Interstate Power Company (Registration No. 333-10401).

        3) Filing Party: WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company.

        4)   Date Filed:  January 18, 1996, July 11, 1996 and August 19,
             1996.

   [The following News Bulletin is being sent to all WPL Holdings, Inc. employees and retirees on August 21, 1996]


   [Logo]  WPL Holdings, Inc.                                   News Bulletin
                  From WP&L's Corporate Communications Dept. - 608/252-3187 For employees and retirees of WPL Holdings, Inc., Heartland Development Corp. and Wisconsin Power and Light Co.

   NB5-96                                                     August 21, 1996

              BAIRD RECOMMENDS APPROVAL OF THREE-WAY UTILITY MERGER

        Citing its "superior long-term returns," Robert W. Baird & Co., Inc. today recommended shareowner approval of a proposed three-way business combination involving IES Industries, Inc., Interstate Power Co. and WPL Holdings, Inc.

        The three companies announced plans in November 1995 to combine as Interstate Energy Corp. On August 4, MidAmerican Energy Corp., of Des Moines, made an unsolicited offer to acquire IES. Last week, the MidAmerican offer was unanimously rejected by the IES board of directors, and a new stock exchange ratio for IES shareowners was announced by the three merger partners.

        Baird, a regional investment banking firm, has released an analysis that supports the three-way combination.

        "We recommend that IES shareholders pass up the potential near-term benefits offered by MEC's team and join IEC, a team we believe offers superior long-term returns to shareholders and has the higher probability of receiving regulatory approvals in the next eight months," Baird concludes.

        The new IEC will be a strong and viable supplier in the competitive, regional energy marketplace of the future, according to officials from the three merger partners.

        Once shareowner and regulatory approvals are received, IEC will form the 34th-largest utility holding company in the United States, with more than one million electric and natural gas customers in four states.

        IES, IPC and WPLH will hold separate shareowner meetings on Sept. 5, at which shareowners will vote on the three-way combination to form Interstate Energy Corp. MidAmerican already has launched a proxy fight in an effort to convince IES shareowners to vote against the Interstate Energy Corp. proposal.

   ATTACHMENT:  Baird report (4 pgs.)

                                                BAIRD/   A NORTHWESTERN
                                                         MUTUAL COMPANY

   ROBERT W. BAIRD & CO. INCORPORATED FIRSTAR PLAZA 9TH FLOOR ONE SOUTH PINCKNEY STREET P.O. BOX 392 MADISON, WI 53701 608-251-2351

   R.W. BAIRD & CO. INC.        WPL Holdings Inc.                      Page 1

                               BARRETT L. BROWNING

             =======================================================

   CR  -  August 19, 1996 - 4:05 PM - 31.750 - WPH006.CW6    Parker x3728

             *========*========*========*========*========*========*

                 IES RECEIVES COUNTER BID, WE SUPPORT THREE-WAY

                                  .........EPS.........    ........P/E.......
               52 Wk                                                                              Shs
     Price     Range      FY      1995     1996E   1997E    1996E     1997E      DIV     YLD     (Mils)

     31.75     33-28      DEC     2.33A    2.35     2.15     13.5      13.0     1.97     6.2      30.8


   ent Rating:  2 Lower Risk            S&P 500:  622.280

   The Shaq. Neon Deion. IES Industries' (IES) shareholders. What do these people have in common? They all have found themselves in the enviable position of being courted by two different teams and have realized that the bottom line is enhanced monetary rewards. The bids offered to entice IES to join a new Midwest utility team have leaped from $32 per share to $36 - $39 per share in the past several weeks. That's a tidy 12.5% to 22% increase. Not bad, especially when you consider the S&P 500 is up 7.5% for the entire year.

   Like Shaq and Neon, IES shareholders must decide which new utility team offers the best overall package. While the up-front money is a very important factor, playing for the right team and the chances of actually receiving the amount offered over the long term are very important considerations as well. If you are on IES shareholder, the deadline for a decision is September 5, 1996.

   Evaluating The Offers:

                               The Contract Terms:

   MidAmerican Energy (MEC) has proposed to purchase IES Industries for cash and MEC's common stock. MEC's proposal is for 2.34 MEC common shares for each IES share (currently valued at $37 _) or $39 cash per share. Receiving either cash or MEC stock is an option of the IES shareholder. If an IES shareholder elects MEC stock, his effective dividend rate jumps to $2.82 per share from $2.10.

   Interstate Energy (IEC) is a proposed merger of WPL Holdings (WPH), Interstate Power (IPW) and IES Industries. IES Industries shareholders would receive 1.14 shares of WPL Holdings stock with a current value of $36.00 peer share. IES shareholders' new dividend rate will increase to $2.23 per share from $2.10.

                             The Offer Score Card

    Bid        Stock                   Stock Value       Dividend

    MEC        $39 or 2.34 MEC shares  $37 3/4           $2.82

    IEC        1.14 WPH shares         $35 3/8           $2.23


   So, we now know what money is on the table, what about the teams. Will I join a world champion team? A strong contender? Or a struggling franchise?

                                    The Teams

   The key fundamentals we used to evaluate the utility teams IES may potentially join include: competitive position, earnings and dividend growth, financial strength and regulatory environments.

   We expect that the Interstate Energy team will be a very strong player in the coming competitive environment. Low rates that are expected to go lower puts this new team in an excellent position to take advantage of new opportunities. Limited assets, if any, are at risk of becoming stranded. An excellent management team, constructive regulatory environment, strong financial fundamentals and slightly above-average growth in communities currently served, promise to result in above-average earnings growth long term.

   We estimate that IEC's base earnings (pre-merger related savings) to be $2.45 per share. We expect the dividend payout ratio (DPR) to initially be 80%. First-year merger savings and revenue growth are expected to boost earnings to $2.55 per share with an associated dividend payout ratio of 77%. In year two, the expected EPS is expected to improve to $2.60 per share and the DPR declines to 75%. Reaching this DPR level is important since it opens the door for resumption of dividend growth by 1999. In year three we assume IEC's dividend begins to grow at about 1% a year. Electric utilities with excellent competitive positions, earnings growth of 3% per year and dividend growth of 1% currently trade at 13.0x EPS resulting in a current expected price per Interstate Energy share of $32. IES' equivalent would be $36 per share.

   MidAmerican Energy is also expected to be competitive. However, its roster (as well as many other utilities' rosters) lacks the bench strength of WPH. IEC's projected financial fundamentals are much stronger than MEC's, assuming an IES acquisition. MEC's average residential rates combined with IES' would be 15% higher than the IEC combination; however, MEC's proposed rate settlement package would reduce that differential over the next several years.

   MidAmerican post-merger earnings are expected to be $1.35 per share. The resulting dividend payout ratio would be 90%. In year one we expect the EPS to increase to $1.40. In year two, EPS increases to $1.45 and in year three, EPS climbs to $1.50. By year four, MEC's DPR is still in the 80% range, well above the company's target range of 70-75%. Dividend growth is not expected to occur until year five or in 2002. Electric utility teams with above-average competitive positions, earnings growth of 3% per year and limited dividend growth currently trade at 11x EPS resulting in a price per MEC share of $15. IES shareholders equivalent would be $35 per share. We believe the appropriate trading range for MEC assuming the IES acquisition, is $15 - $16.

   The recent decline in MEC's common stock price to $16 from $17-7/8 reflects the markets change in growth assumptions due to its proposed IES acquisition. An investment rule of thumb is: The sooner the money is in hand the better. By joining the MEC team, financial returns to IES shareholders essentially come from the much higher dividend income in the near-term. This larger dividend check is expected to come at the expense of future growth opportunities. Further growth from acquisition opportunities will be limited by MEC's high DPR, which limits use of MEC's stock as acquisition currency. Additionally, given the high DPR, any MEC earnings erosion could pressure the common dividend level. At this time, however, we believe MEC has the financial wherewithal to maintain it.

   Valuation Summary

                  EPS Growth   DPS Growth  Share Price   IES Value

    MEC               3%           0%          $15          $35
    IEC               3%           1%          $32        $36 1/2

                              Getting the Deal Done

   Both deals would require state and federal approvals. Since IEC's service territory spans several more states, there are more regulatory hurdles. However, IEC's filings have been pending for over six months in some states. While it appears on the surface that these filings are going nowhere fast, we believe that progress has been made with the Wisconsin, Iowa and FERC commissions. There has not been significant opposition to the IEC merger to date. The IEC merger does not raise market power concerns in any of the states it would serve. We continue to expect that IEC would receive final regulatory approvals by the second quarter 1997.

   We expect MEC's acquisition would receive regulatory approvals no earlier than the fourth quarter of 1997. Unlike the IEC merger, creating an Iowa mega-utility may raise market power concerns with Iowans and the Justice Department. The key uncertainty is whether the Iowa Utilities Board (IUB) will adopt a regional or state view of market power issues. If the IUB does not look beyond the state boundaries, the MEC acquisition will face stiff opposition. In recent discussions with several state senators, city mayors and other Iowa politicians, it appears that Iowans will focus on the state. As IES' recent disappointing rate order demonstrates, local politics play an important role in IUB orders. As a result, we expect a MidAmerican/IES Industries combination faces the real possibility of not receiving regulatory approval from the IUB.

                           The Agent's Recommendation

   As you have noted from the discussion and tables previously mentioned, the bottom line for the two compensation packages are similar over the long-term. MEC's gives investors the near-term returns, IEC's the good long-term play. Given the considerable uncertainty surrounding the Iowa political scene, we recommend that IES shareholders pass up the potential near-term benefits offered by MEC's team and join IEC, a team we believe offers superior long-term returns to shareholders and has the higher probability of receiving regulatory approval in the next eight months.

   Our individual recommendations for WPL Holdings stock continues to be a BUY 2. With or without an IES combination, this utility is expected to offer shareholders above-average total returns. While an IES acquisition would move an expected dividend hike for MEC shareholders into the next century, the current stock price reflects this negative and we are maintaining a BUY 2 on MEC as well.

   WPH** is a low-cost provider of electricity in a low-cost region. Given its competitive position, excellent management, constructive regulatory environment, and above-average total return prospects, our recommendation is BUY 2 - Lower Risk.

   WPL Holdings is the holding company for Wisconsin Power and Light (WPL), which supplies electric, gas and water service to some 386,400 customers in a 16,000 square-mile service area located in 35 counties in south-central Wisconsin and four counties in northern Illinois.

   MidAmerican Energy Company, Iowa's largest utility, serves 635,000 electric and 600,000 natural gas customers in Iowa, Illinois, Nebraska and South Dakota. MidAmerican has two nonregulated subsidiaries: InterCoast Energy Company and Midwest Capital Group.

   **   Baird was a manager or co-manager of an offering.

   Further Baird Commentary

   **   No 48 Hour Policy Applies     **

   Parker (WPH006.CW6)

                     * * * * * * * * * * * * * * * * * * * *

   This is not a complete analysis of every material fact regarding any company, industry or security. A complete report is available upon request. The opinions expressed here reflect our judgment at this date and are subject to change. The information has been obtained from sources we consider to be reliable, but we cannot guarantee the accuracy. Baird may function as a market maker in any of these securities trading in the over the counter market. Our company or its officers, employees or customers may have a position long or short in the securities mentioned and buy or sell the securities from time to time.


       MEMBER NEW YORK STOCK EXCHANGE, INC. AND OTHER PRINCIPAL EXCHANGES